Exhibit 3

Execution Copy

VOTING AGREEMENT

THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of February 23, 2004, by and among Moskovskaya Telecommunikatsionnaya Corporatsiya, an open joint stock company organized under the laws of the Russian Federation ("COMCOR"), Oliver Grace, Jr. ("Grace") and Francis E. Baker ("Baker") (Grace and Baker, collectively, the "Stockholders" and, individually, a "Stockholder") and Andersen Group, Inc., a Delaware corporation ("AGI") (AGI, COMCOR and the Stockholders are collectively referred to as the "Parties" and each individually, a "Party").

RECITALS

WHEREAS, COMCOR and AGI have entered into a Stock Subscription Agreement dated as of May 23, 2003, as amended from time to time (the "Subscription Agreement"), whereby AGI or its designee will acquire all of the capital stock of ZAO COMCOR-TV, a closed joint stock company organized under the laws of the Russian Federation ("CCTV") owned by COMCOR in exchange for common stock of AGI, par value $.01 per share ("AGI Common Stock");

WHEREAS, immediately following the consummation of the transactions contemplated in the Subscription Agreement, Grace will possess voting control over 357, 286 shares of AGI Common Stock, which will represent an estimated 4.36% of the then issued and outstanding shares of AGI Common Stock;

WHEREAS, immediately following the consummation of the transactions contemplated in the Subscription Agreement, Baker will possess voting control over 158,301 shares of AGI Common Stock, which will represent an estimated 1.93% of the then issued and outstanding shares of AGI Common Stock;

WHEREAS, immediately following the consummation of the transactions contemplated in the Subscription Agreement, COMCOR will possess voting control over 4,000,000 shares of AGI Common Stock;

WHEREAS, the Parties wish to agree upon certain matters with respect to the voting of the shares of the AGI Common Stock owned by the Stockholders and COMCOR; and

WHEREAS, as an inducement for COMCOR and AGI to enter into the Subscription Agreement, and as a closing condition to the consummation of the transactions contemplated by the Subscription Agreement, the Parties have agreed to enter into this Agreement concurrent with the consummation of such transactions.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the Parties agree as follows:

1.                Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Subscription Agreement.

2.              Agreement to Vote.  Each of the Stockholders and COMCOR agrees, on behalf of himself or itself and on behalf of any Related Person (as hereinafter defined) that is the transferee or assignee of any such shares, to vote all of the shares of AGI Common Stock so held as well as any shares of AGI Common Stock subsequently acquired by the Stockholders or COMCOR, as the case may be (and any other securities of AGI issued with respect to, upon conversion of or in exchange or substitution for either the shares of AGI Common Stock held on the date hereof and any AGI Common Stock subsequently acquired) (collectively, the "Shares"), at any regular or special meeting of the stockholders of AGI (or by written consent, if applicable) in accordance with the provisions of this Agreement.  For purposes of this Agreement, a Related Person shall mean, as to any of the Stockholders or COMCOR, any entity in which 50% or more of the equity interests are beneficially owned by, controlled by or under common control with such Stockholder or COMCOR, any natural person who is an employee of such Stockholder or COMCOR or any natural person who is a sibling, lineal ancestor or descendent of such Stockholder or COMCOR or any other Related Person.  Neither any Stockholder nor COMCOR shall transfer or assign any shares of AGI Common Stock to any Related Person, unless such Related Person shall execute a written instrument acknowledging that such Related Person intends to be bound by the terms of this Agreement.

3.                 Election of Directors.  Except as otherwise provided herein, at any time at which the stockholders of AGI have a right to, or agree in writing to, elect any members of the board of directors of AGI, to the fullest extent permitted by law, each of the Stockholders and COMCOR agrees, on behalf of himself or itself and on behalf of any Related Person that is the transferee or assignee of any Shares, to vote all of the Shares so held in favor of, and otherwise to take all reasonable actions to effect, the following actions:

(a)                to cause and maintain the number of directors of the board of directors of AGI to be fixed at seven (7);

(b)               subject to and in accordance with Section 19, to cause and maintain both the nomination for election and the election to the board of directors of AGI of a total of not more than three (3) individuals designated by COMCOR (each a "COMCOR Director Designee")(except that COMCOR and its Related Persons shall have no obligation pursuant to this Section 3(b));

(c)                to cause and maintain both the nomination for election and the election to the board of directors of AGI of a total of not less than four (4) individuals designated by the Stockholders (each a "Stockholders Director Designee")(except that AGI, Stockholders and their respective Related Persons shall have no obligation pursuant to this Section 3(c)); and

(d)               to maintain in force in all material respects the provisions of the amendments to AGI's Certificate of Incorporation and Bylaws attached as Exhibit A-1 and Exhibit A-2 to the Subscription Agreement.

(e)             COMCOR acknowledges that each Stockholder is a member of the board of directors of AGI, and so long as each Stockholder fulfills his obligations under this Agreement, nothing contained herein is intended to restrict the Stockholders from voting on any matter, or otherwise from acting, in any way as a director that would prevent the Stockholders from fulfilling their fiduciary duties to the stockholders of AGI or that would result in any violation of applicable Laws.

4.              Voting Rights.  The Stockholders and COMCOR further acknowledge that nothing contained herein is intended to limit in any way the voting rights of the Stockholders and COMCOR, in their respective capacities as stockholders of AGI, if in the opinion of their respective nationally recognized U.S. securities counsel that the voting arrangements contemplated hereby, in whole or in part, are in violation of applicable Delaware corporate or U.S. securities laws.

5.              Third-Party Financing Transaction. The Stockholders and COMCOR agree that if AGI enters into a transaction with a non-affiliated third-party (the "Third-Party") pursuant to which AGI issues shares of AGI Common Stock to the Third-Party representing at least 10% of the then outstanding AGI Common Stock in return for financing or other consideration (a "Third-Party Financing Transaction"), to the extent contemplated by the Third-Party Financing Transaction, (i) this Agreement shall terminate as a condition to the consummation of the Third-Party Financing Transaction, (ii) simultaneously with the closing of the Third-Party Financing Transaction such Parties and the Third-Party shall execute and deliver a new voting agreement (the "New Voting Agreement") that will adjust the allocation of director designees and directors as necessary to reflect the Third-Party's ownership of AGI Common Stock and (iii) the bylaws of AGI will be amended as promptly as practicable in order to reflect the terms and conditions of the New Voting Agreement.

6.              Additional Voting Arrangements. Each of the Stockholders and COMCOR agrees, on behalf of himself or itself and on behalf of any Related Person that is the transferee or assignee of any Shares, to vote all of the Shares held by such Party together with the Shares of the other Parties subject to this Section 6, in the manner unanimously agreed among the Stockholders and COMCOR, at any regular or special meeting of the stockholders of AGI (or by written consent, if applicable), with regard to the following matters:

(a)                the merger or consolidation of AGI with or into another corporation or other entity of any kind or the merger or consolidation of another corporation or other entity into AGI;

(b)               the sale, conveyance, lease, transfer, exchange or disposition of all or substantially all of AGI's properties or assets in one or a series of related transactions;

(c)                the issuance by AGI of AGI Common Stock in one transaction or a series of transactions during any calendar year during the term of this Agreement in an amount which, upon issuance, will represent more than 19.9% of the highest number of shares of AGI Common Stock outstanding in the immediately preceding calendar year;provided, however, with respect to the year 2004, the maximum number of shares that AGI may issue without being subject to this Section 6(c) is 2,000,000 shares; notwithstanding the foregoing, during the term of this Agreement the following corporate transactions shall be excluded from any calculations made pursuant to this Section 6(c): (i) the issuance of AGI Common Stock pursuant to the exercise of AGI convertible securities or AGI stock option plans outstanding or existing, as the case may be, as of the date of this Agreement and (ii) any shares of AGI Common Stock issued pursuant to the AGI Rights Offering;

(d)               the voluntary dissolution, liquidation or winding-up of AGI or any subsidiary; or

(e)                the amendment or repeal of AGI's certificate of incorporation or bylaws as now in effect.

Notwithstanding the foregoing, if the Stockholders and COMCOR have not unanimously agreed on how to vote their Shares with respect to foregoing matters prior to the time at which such matter(s) will be voted upon, the Stockholders and COMCOR agree to abstain from voting their Shares on the proposal which is the subject of their disagreement.

7.              Regulatory Filings.  Each Party shall take all actions reasonably necessary to cause to be filed or cooperate in the preparation and filing of any governmental or other compliance or reporting requirements that may be required of any other Party, including without limitation any filings required by or on behalf of AGI under (a) any United States Laws pertaining to the ownership, control or voting of securities, or the ownership or control of United States entities by foreign persons, including without limitation Sections 13 or 16 of the Securities Exchange Act or the Hart-Scott-Rodino Act and (b) the rules and regulations of any securities exchange, including without limitation the Nasdaq National Market and the National Association of Securities Dealers, Inc.  In addition, each Party hereby agrees to cooperate and comply with the reasonable request of any other Party in connection with the fulfillment of such requesting Party's obligations under this Section 7.

8.              Manner of Voting.  The voting of the Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable Law.

9.              Character.  No Person who has been convicted of or is currently awaiting disposition of any case involving a felony, embezzlement, theft or any act of fraud or financial impropriety; who has been determined in a final decision, not subject to further appeal, by any court of any other conduct involving a breach of fiduciary duty; or who is under investigation by or has been subject to formal disciplinary action by the Securities and Exchange Commission or any other Governmental or Regulatory Authority with jurisdiction over a business in which such Person serves as an officer or director shall be a COMCOR Director Designee or a Stockholders Director Designee.

10.          Specific Performance.  Each of the Stockholders and COMCOR acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Stockholders and COMCOR agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of provisions of this Agreement in addition to any other remedy to which they may be entitled at law or in equity.

11.          Notices.  All notices, demands and other communications shall be sufficiently given for all purposes hereunder if in writing and delivered and sent by documented overnight delivery service or, to the extent receipt is confirmed, by facsimile or other electronic transmission service to the appropriate address or number set forth below.

If to COMCOR: Moskovskaya Telekommunikatsionnaya Corporatsiya, 17 Neglinnaya Ul. Bld. 2, Moscow 127051, Russia Attention: Sergei Golovin Facsimile: +7 (095) 250 7455	Copy to: Steefel, Levitt & Weiss Two Stamford Plaza, Suite 1500 Stamford, CT 06901 Attention: Kathryn Beller, Esq. Facsimile: (203) 975-3808

If to AGI: Andersen Group, Inc. 405 Park Avenue Suite 1202 New York, NY 10022 Attention: Francis E. Baker Facsimile: (212) 888-5620	Copy to: Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, NY 10022 Attention: Robert Langer, Esq. Facsimile: (212) 872-1002
If to Stockholders: Mr. Oliver R. Grace 55 Brookville Road, Glen Head NY 11545; and Mr. Frank E. Baker c/o Andersen Group, Inc. 5 Waterside Crossing 3rd floor, Windsor, Connecticut 06095	Copy to: Thomas L. Seifert, P.C. 405 Park Avenue Suite 1202 New York, NY 10022 Attention: Thomas L. Seifert Facsimile: (212) 735-0638

Any Party may change the address to which notices, requests, demands and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.          Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

14.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

16.          Governing Law and Language.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York; provided, however, that any agreements referred to herein which by their terms are expressly governed by the laws of another jurisdiction shall be governed by such laws, and further provided that nothing in this Section 16 shall permit any Party to bring any action, claim, demand, litigation or other legal proceeding arising out of or relating to this Agreement in any tribunal other than as set forth in Section 17 below, except to enforce an award issued by the arbitrators in accordance with Section 17 below.  This Agreement is written in English, and any Russian language text is provided only for the convenience of the parties.  In the case of inconsistency or issues of interpretation between the English and Russian texts, the English text shall control.

17.          Arbitration.  Subject to Section 10, any dispute, controversy or claim between or among any or all of the Parties arising out of or relating to this Agreement or the breach, termination or validity hereof shall be referred to and finally resolved by arbitration in New York, New York, to the exclusion of all other procedures, in accordance with the rules then in force of the American Arbitration Association, which are deemed to be incorporated by reference into this Section 17.  In any such arbitration, three arbitrators shall be appointed in accordance with the such rules.  Where the rules of the American Arbitration Association do not provide for a particular situation, the arbitrators shall determine the course of action to be followed.  The English language shall be used throughout any arbitral proceeding.  Subject to Section 11, to the maximum extent permitted by applicable Law, the Parties agree not to assert any rights to have any court rule on a question of law affecting the arbitration or to hear any appeal from or entertain any judicial review of the arbitral award.

18.          Termination of Agreement.  Except as provided below, this Agreement shall automatically terminate and be of no further force or effect upon the earlier of (a) the Stockholders and COMCOR mutually agreeing to terminate this Agreement, (b) such time as COMCOR's percentage ownership of the issued and outstanding AGI Common Stock falls below five percent,(c) such time as the Stockholders' percentage ownership in the aggregate of the issued and outstanding AGI Common Stock falls below five percent; provided that COMCOR delivers a notice of termination to the Stockholders,(d) the execution of the New Voting Agreement or (e) December 31, 2006.

19.          Adequate Counsel.  Each Party hereby represents and warrants that it and its legal counsel have adequate information regarding the terms of this Agreement, the scope and effect of the transactions contemplated hereby and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MOSKOVSKAYA TELECOMMUNIKATSIONNAYA CORPORATSIYA

By:       /s/ Aram Sarkisovich Grigoryan
Title:     General Director

STOCKHOLDERS

/s/ Oliver Grace, Jr.
Oliver Grace, Jr.

/s/ Francis E. Baker
Francis E. Baker

ANDERSEN GROUP, INC.

By:       /s/ Francis E. Baker
Title:     Secretary